EXHIBIT 99.1

INTEST CORPORATION

UPDATED PART II, ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FROM THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016

See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data previously filed in the Annual Report on Form 10-K for the year ended December 31, 2016 for inTEST Corporation. All other portions of such Annual Report on Form 10-K are unchanged.

PART II

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Risk Factors and Forward-Looking Statements

In addition to historical information, this discussion and analysis contains statements relating to possible future events and results that are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can often be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should" or "anticipates" or similar terminology. See Part I, Item 1 - "Business - Cautionary Statement Regarding Forward-Looking Statements" for examples of statements made in this report which may be "forward-looking statements." These statements involve risks and uncertainties and are based on various assumptions. Although we believe that our expectations are based on reasonable assumptions, investors and prospective investors are cautioned that such statements are only projections, and there cannot be any assurance that these events or results will occur. Information about the primary risks and uncertainties that could cause our actual future results to differ materially from our historic results or the results described in the forward-looking statements made in this report or presented elsewhere by Management from time to time are included in Part I, Item 1A - "Risk Factors."

Overview

This MD&A should be read in conjunction with the accompanying consolidated financial statements.

Our business and results of operations are substantially dependent upon the demand for ATE by semiconductor manufacturers and companies that specialize in the testing of ICs. Demand for ATE is driven by semiconductor manufacturers that are opening new, or expanding existing, semiconductor fabrication facilities or upgrading existing equipment, which in turn is dependent upon the current and anticipated market demand for semiconductors and products incorporating semiconductors. Such market demand can be the result of market expansion, development of new technologies or redesigned products to incorporate new features, or the replacement of aging equipment. In addition, we continue to focus on design improvements and new approaches for our own products which contribute to our net revenues as our customers adopt these new products.

In the past, the semiconductor industry has been highly cyclical with recurring periods of oversupply, which often have a severe impact on the semiconductor industry's demand for ATE, including the products we manufacture. This can cause wide fluctuations in both our orders and net revenues and, depending on our ability to react quickly to these shifts in demand, can significantly impact our results of operations. ATE market cycles are difficult to predict and in recent years have become more volatile and, in certain cases, shorter in duration. Because the market cycles are generally characterized by sequential periods of growth or declines in orders and net revenues during each cycle, year over year comparisons of operating results may not always be as meaningful as comparisons of periods at similar points in either up or down cycles. In addition, during both downward and upward cycles in our industry, in any given quarter, the trend in both our orders and net revenues can be erratic. This can occur, for example, when orders are canceled or currently scheduled delivery dates are accelerated or postponed by a significant customer or when customer forecasts and general business conditions fluctuate during a quarter.

In addition to being cyclical, the ATE market has also developed a seasonal pattern in the last several years, with the second and third quarters being the periods of strong demand and the first and fourth quarters being periods of weakened demand. We believe this change has been driven by the strong demand for consumer products containing semiconductor content sold during the year-end holiday shopping season.

Third-party market share statistics are not available for the products we manufacture and sell into the ATE market; therefore, comparisons of period over period changes in our market share are not easily determined. As a result, it is difficult to ascertain if ATE market volatility in any period is the result of macro-economic or customer-specific factors impacting ATE market demand, or if we have gained or lost market share to a competitor during the period.

As part of our strategy to reduce the impact of ATE market volatility on our business operations, in 2009, we began to diversify our served markets to address the thermal test requirements of several other markets outside the ATE market. These include the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. We believe that these markets usually are less cyclical than the ATE market. While market share statistics exist for some of the markets we serve outside the ATE market, due to the nature of our highly specialized product offerings in these non-ATE markets, we do not expect broad market penetration in many of these markets and, therefore, do not anticipate developing meaningful market shares in these non-ATE markets. In addition, our orders and net revenues in any given period in these markets do not necessarily reflect the overall trends in these non-ATE markets due to our limited market shares. Consequently, we are continuing to evaluate buying patterns and opportunities for growth in these non-ATE markets that may affect our performance. The level of our orders and net revenues from these non-ATE markets has varied in the past, and we expect will vary significantly in the future, as we work to build our presence in these markets and establish new markets for our products.

While the majority of our orders and net revenues are derived from the ATE market, our operating results do not always follow the overall trend in the ATE market in any given period. We believe that these anomalies may be driven by a variety of factors within the ATE market, including, for example, changing product requirements, longer time periods between new product offerings by OEMs and changes in customer buying patterns. In particular, demand for our mechanical and electrical products, which are sold exclusively within the ATE market, and our operating margins in these product segments have been affected by shifts in the competitive landscape, including (i) customers placing heightened emphasis on shorter lead times (which places increased demands on our available engineering and production capacity increasing unit costs) and ordering in smaller quantities (which prevents us from acquiring component materials in larger volumes at lower cost and increasing unit costs), (ii) the practice of OEMs specifying other suppliers as primary vendors, with less frequent opportunities to compete for such designations, (iii) the in-house manufacturing activities of OEMs building certain products we have historically sold to them, including manipulators and docking hardware, which has had the impact of significantly reducing the size of the available market for those certain products (iv) the role of third-party test and assembly houses in the ATE market and their requirement of products with a greater range of use at the lowest cost, (v) customer supply chain management groups demanding lower prices and spreading purchases across multiple vendors, and (vi) certain competitors aggressively reducing their products' sales prices (causing us to either reduce our products' sales price to be successful in obtaining the sale or causing loss of the sale).

In addition, in recent periods we have seen instances where demand for ATE is not consistent for each of our product segments or for any given product within a particular product segment. This inconsistency in demand for ATE can be driven by a number of factors, but in most cases we have found that the primary reason is unique customer-specific changes in demand for certain products driven by the needs of their customers or markets served. These shifts in market practices and customer-specific needs have had, and may continue to have, varying levels of impact on our operating results and are difficult to quantify or predict from period to period. Management has taken, and will continue to take, such actions it deems appropriate to adjust our strategies, products and operations to counter such shifts in market practices as they become evident.

Orders and Backlog

The following table sets forth, for the periods indicated, a breakdown of the orders received both by product segment and market.

	Years Ended December 31,		Change
Orders:	2016	2015	$	%
Thermal	$27,287	$23,296	$3,991	17%
EMS	17,985	14,152	3,833	27
	$45,272	$37,448	$7,824	21%

ATE market	$31,491	$27,048	$4,443	16%
Non-ATE market	13,781	10,400	3,381	33
	$45,272	$37,448	$7,824	21%

Total consolidated orders for the year ended December 31, 2016 were $45.3 million compared to $37.4 million for 2015. This increase reflects higher levels of demand from both ATE and non-ATE market customers. The increased demand from the ATE market reflects cyclical strengthening within this market, primarily for our EMS segment. In addition, we believe the higher level of increase for our EMS segment also reflects that certain of this segment's customers were on reduced capital spending budgets for much of 2015, which decreased the amount of new equipment purchases they made last year. We believe one major factor influencing the reduced capital spending in the ATE market during 2015 was the large number of customer consolidations which occurred in our semiconductor manufacturer customer base between late 2014 and early 2016.

The increase in demand from non-ATE markets primarily reflects higher levels of orders from certain of our customers in the telecommunications and defense/aerospace markets, which were partially offset by a reduction in orders from certain customers in the automotive and industrial markets. Our orders from the telecommunications market increased 106% in 2016 as compared to 2015 and were 16% of consolidated 2016 orders as compared to 10% of consolidated 2015 orders and primarily reflected increased demand from the manufacturers of optical transceiver products. As a percent of our total consolidated orders, orders from non-ATE markets were 30% in 2016 compared to 28% in 2015. The level of our orders in these non-ATE markets has varied in the past, and we expect it will vary significantly in the future as we build our presence in these markets and establish new markets for our products.

At December 31, 2016, our backlog of unfilled orders for all products was approximately $7.4 million compared with approximately $2.4 million at December 31, 2015. Our backlog includes customer orders which we have accepted, substantially all of which we expect to deliver in 2017. While backlog is calculated on the basis of firm purchase orders, a customer may cancel an order or accelerate or postpone currently scheduled delivery dates. Our backlog may be affected by the tendency of customers to rely on short lead times available from suppliers, including us, in periods of depressed demand. In periods of increased demand, there is a tendency towards longer lead times that has the effect of increasing backlog. As a result, our backlog at a particular date is not necessarily indicative of sales for any future period.

Net Revenues

The following table sets forth, for the periods indicated, a breakdown of the net revenues both by product segment and market.

	Years Ended December 31,		Change
Net revenues:	2016	2015	$	%
Thermal	$24,033	$24,084	$(51)	-%
EMS	16,194	14,805	1,389	9
	$40,227	$38,889	$1,338	3%

ATE market	$28,045	$28,238	$(193)	(1)%
Non-ATE market	12,182	10,651	1,531	14
	$40,227	$38,889	$1,338	3%

Total consolidated net revenues for the year ended December 31, 2016 were $40.2 million compared to $38.9 million for 2015, reflecting the aforementioned strengthening in demand within the ATE market, primarily for our EMS segment. While our Thermal segment experienced an increase in demand from its non-ATE market customers during 2016 as compared to 2015, this increase was offset by declines in demand from this segment's customers in the ATE market. Historically, the impact of shifts in demand within the ATE market for our Thermal segment have frequently lagged the impact of such shifts in demand on our EMS segment. We believe this is the case at present and that the decline in the net revenues of our Thermal segment from the ATE market during 2016 reflects the seasonal decline in demand that impacted our other two products segments during most of 2015 and into the first half of 2016.

The increased demand from non-ATE market customers during 2016 as compared to 2015 was primarily from certain customers in the telecommunications market and was partially offset by declines in demand from certain customers in the automotive and industrial markets. As a percent of our total consolidated net revenues, net revenues from customers in non-ATE markets were 30% in 2016 compared to 27% in 2015.

Product/Customer Mix

Both of our product segments each have multiple products that we design, manufacture and market to our customers. Due to a number of factors, our products have varying levels of gross margin. The mix of products we sell in any period is ultimately determined by our customers' needs. Therefore, the mix of products sold in any given period can change significantly from the prior period. As a result, our consolidated gross margin can be significantly impacted in any given period by a change in the mix of products sold in that period.

We sell most of our products to semiconductor manufacturers and third-party test and assembly houses (end user sales) and to ATE manufacturers (OEM sales) who ultimately resell our equipment with theirs to both semiconductor manufacturers and third-party test and assembly houses. Our Thermal segment also sells into a variety of other markets including the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. The mix of customers during any given period will affect our gross margin due to differing sales discounts and commissions. For both of the years ended December 31, 2016 and 2015, our OEM sales as a percentage of net revenues were 6%.

OEM sales generally have a lower gross margin than end user sales, as OEM sales historically have had a more significant discount. Our current net operating margins on most OEM sales, however, are only slightly less than margins on end user sales because of the payment of third party sales commissions on most end user sales. We have also continued to experience demands from our OEM customers' supply chain managers to reduce our sales prices to them. If we cannot further reduce our manufacturing and operating costs, these pricing pressures will negatively affect our gross and operating margins.

Results of Operations

The results of operations for both of our product segments are generally affected by the same factors. Separate discussions and analyses for each product segment would be repetitive and obscure any unique factors that affected the results of operations of our different product segments. The discussion and analysis that follows, therefore, is presented on a consolidated basis and includes discussion of factors unique to each product segment where significant to an understanding of that segment.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Net Revenues. Net revenues were $40.2 million for the year ended December 31, 2016 compared to $38.9 million for the same period in 2015, an increase of $1.3 million or 3%. For the year ended December 31, 2016, the net revenues of our EMS segment increased $770,000 or 10% and $619,000 or 9%, respectively, while the net revenues of our Thermal segment were relatively unchanged. We believe the increase in our consolidated net revenues during 2016 primarily reflects the factors previously discussed in the Overview.

Gross Margin. Gross margin was 51% for the year ended December 31, 2016 compared to 48% for the same period in 2015. The improvement in gross margin was primarily the result of a $559,000 reduction in our fixed operating costs in 2016 as compared to 2015. This decrease reflects a reduction in staff in our EMS segment and lower facilities related costs in both of our segments. The headcount reduction in our EMS segment was the result of the workforce reduction that we implemented on January 4, 2016, as discussed further in Note 3 to our consolidated financial statements. To a lesser extent, there was also a decrease in depreciation expense as a result of fewer equipment rental units on hand during 2016. In addition to the decrease in the absolute dollar value of our fixed operating costs, these costs were also more fully absorbed due to the higher net revenue levels in 2016 as compared to 2015. As a percentage of net revenues, our fixed operating costs decreased from 15% in 2015 to 13% in 2016. To a lesser extent, the improvement in gross margin during 2016 as compared to 2015 also reflects a reduction in our charges for obsolete and excess inventory and lower direct labor costs, reflecting headcount reductions in our EMS segment.

Selling Expense. Selling expense was $5.6 million for the year ended December 31, 2016 compared to $5.8 million for the same period in 2015, a decrease of $230,000 or 4%. The decrease in selling expense primarily reflects a reduction in staff in our EMS segment and lower levels of commissions as a result of changes in customer mix in our Thermal segment. These decreases were partially offset by an increase in warranty expense.

Engineering and Product Development Expense. Engineering and product development expense was $3.7 million for the year ended December 31, 2016 compared to $3.9 million for the same period in 2015, a decrease of $275,000 or 7%. The decrease in engineering and product development expense primarily reflects a reduction in staff in our EMS segment and lower spending on materials used in our research and development activities in both of our segments.

General and Administrative Expense. General and administrative expense was $7.0 million for the year ended December 31, 2016 compared to $6.4 million for the same period in 2015, an increase of $601,000 or 9%. Our expenses for 2016 included $510,000 for due diligence and transaction-related costs associated with a potential acquisition which we are no longer pursuing and $99,000 of restructuring charges as a result of the aforementioned workforce reduction implemented on January 4, 2016. Our expenses for 2015 included $329,000 for due diligence and transaction-related costs associated with a potential acquisition which did not close. Adjusted to exclude these costs, our general and administrative expense would have increased $321,000, or 5%, for 2016 as compared to 2015. The $321,000 increase primarily reflects higher salary and benefits expense as a result of changes in compensation structure for our executive management team, an increase in stock-based compensation expense as a result of the vesting of restricted stock awards for our independent directors which occurred upon their re-election at our annual meeting of stockholders in June 2016, and a higher level of profit-based bonuses accrued on our results for 2016. These increases were partially offset by a reduction in the use of certain third-party professionals that assist us with various compliance related matters.

Income Tax Expense. For the year ended December 31, 2016, we recorded income tax expense of $1.5 million compared to $722,000 for the same period in 2015. Our effective tax rate was 37% for 2016 compared to 28% for 2015. On a quarterly basis, we record income tax expense or benefit based on the expected annualized effective tax rate for the various taxing jurisdictions in which we operate our businesses. The increase in our effective tax rate in 2016 as compared to 2015 primarily reflects the federal tax implications of higher actual and deemed dividends from foreign affiliates during 2016.

Liquidity and Capital Resources

As discussed more fully in the Overview, our business and results of operations are substantially dependent upon the demand for ATE by semiconductor manufacturers and companies that specialize in the testing of ICs. The cyclical and volatile nature of demand for ATE makes estimates of future revenues, results of operations and net cash flows difficult.

Our primary historical source of liquidity and capital resources has been cash flow generated by our operations and we manage our businesses to maximize operating cash flows as our primary source of liquidity. We use cash to fund growth in our operating assets, for new product research and development, for acquisitions and for stock repurchases.

Liquidity

Our cash and cash equivalents and working capital were as follows:

	December 31,
	2016	2015
Cash and cash equivalents	$28,611	$25,710
Working capital	$32,950	$30,205

As of December 31, 2016, $1.7 million of our cash and cash equivalents was held by our foreign subsidiaries. When these funds are needed for our operations in the U.S., we may be required to accrue and pay U.S. taxes if we repatriate certain of these funds. On July 26, 2016, we repatriated $921,000 from our German subsidiary. Our effective tax rate for 2016 includes the effect of the additional taxes we expect to incur on these repatriated funds.

We currently expect our cash and cash equivalents and projected future cash flow to be sufficient to support our short-term working capital requirements and any future repurchases of shares under the 2015 Repurchase Plan (which is discussed more fully in Note 13 to our consolidated financial statements). However, we may need additional financial resources to consummate a significant acquisition if the consideration in such a transaction would require us to utilize a substantial portion of, or an amount equal to or in excess of, our available cash. We do not currently have any credit facilities under which we can borrow to help fund our working capital or other requirements.

Cash Flows

Operating Activities. Net cash provided by operations for the year ended December 31, 2016 was $4.3 million. During 2016, we recorded net earnings of $2.7 million, which included non-cash charges of $599,000 for depreciation and amortization, $269,000 for amortization of deferred compensation related to stock-based awards and $226,000 for excess and obsolete inventory charges. During 2016, accounts receivable, accounts payable and inventories increased $1.0 million, $459,000 and $384,000, respectively, compared to the levels at the end of 2015, primarily reflecting the increased level of business activity in 2016. Domestic and foreign income taxes payable increased $549,000 during 2016 reflecting the increase in our profits and reduced net operating loss carryforwards to offset the taxes due on these profits than were available to utilize during 2015. Prepaid expenses and other current assets decreased $295,000 during 2016 primarily reflecting the application of a $242,000 overpayment of federal income taxes during 2015 against our federal income taxes payable for 2016.

Investing Activities. During 2016, purchases of property and equipment were $339,000 which primarily represent additions to leased systems in our Thermal segment and computer hardware and software purchases related to a system upgrade for our domestic operations. We have no significant commitments for capital expenditures for 2017; however, depending upon changes in market demand, we may make such purchases as we deem necessary and appropriate.

Financing Activities. During 2016, we utilized $978,000 to repurchase 241,805 shares of our common stock under the 2015 Repurchase Plan.

New or Recently Adopted Accounting Standards

See Note 2 to the consolidated financial statements for information concerning the implementation and impact of new or recently adopted accounting standards.

Critical Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to inventories, long-lived assets, goodwill, identifiable intangibles and deferred income tax valuation allowances. We base our estimates on historical experience and on appropriate and customary assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Some of these accounting estimates and assumptions are particularly sensitive because of their significance to our consolidated financial statements and because of the possibility that future events affecting them may differ markedly from what had been assumed when the financial statements were prepared.

Inventory Valuation

Inventories are valued at cost on a first-in, first-out basis, not in excess of market value. On a quarterly basis, we review our inventories and record excess and obsolete inventory charges based upon our established objective excess and obsolete inventory criteria. These criteria identify material that has not been used in a work order during the prior twelve months and the quantity of material on hand that is greater than the average annual usage of that material over the prior three years. In certain cases, additional excess and obsolete inventory charges are recorded based upon current market conditions, anticipated product life cycles, new product introductions and expected future use of the inventory. The excess and obsolete inventory charges we record establish a new cost basis for the related inventories. During 2016 and 2015, we recorded inventory obsolescence charges for excess and obsolete inventory of $226,000 and $342,000, respectively.

Goodwill, Intangible and Long-Lived Assets

We account for goodwill and intangible assets in accordance with Accounting Standards Codification ("ASC") 350 (Intangibles- Goodwill and Other). Finite-lived intangible assets are amortized over their estimated useful economic life and are carried at cost less accumulated amortization. Goodwill is assessed for impairment at least annually in the fourth quarter, on a reporting unit basis, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. As a part of the goodwill impairment assessment, we have the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine this is the case, we are required to perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized. The two-step test is discussed below. If we determine that it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amounts, the two-step goodwill impairment test is not required.

If we determine it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a result of our qualitative assessment, we will perform a quantitative two-step goodwill impairment test. In the Step I test, the fair value of a reporting unit is computed and compared with its book value. If the book value of a reporting unit exceeds its fair value, a Step II test is performed in which the implied fair value of goodwill is compared with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recorded in an amount equal to that excess. The two-step goodwill impairment assessment is based upon a combination of the income approach, which estimates the fair value of our reporting units based upon a discounted cash flow approach, and the market approach which estimates the fair value of our reporting units based upon comparable market multiples. This fair value is then reconciled to our market capitalization at year end with an appropriate control premium. The determination of the fair value of our reporting units requires management to make significant estimates and assumptions including the selection of appropriate peer group companies, control premiums, discount rate, terminal growth rates, forecasts of revenue and expense growth rates, income tax rates, changes in working capital, depreciation, amortization and capital expenditures. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit or the amount of the goodwill impairment charge. As of December 31, 2016 and 2015, goodwill was $1.7 million. We did not record any impairment charges related to our goodwill during 2016 or 2015.

Indefinite-lived intangible assets are assessed for impairment at least annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. As a part of the impairment assessment, we have the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If, as a result of our qualitative assessment, we determine that it is more-likely-than-not that the fair value of the indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. As of December 31, 2016 and 2015, our indefinite-lived intangible asset was a trademark carried at $510,000. We did not record any impairment charges related to our indefinite-lived intangible asset during 2016 or 2015.

Long-lived assets, which consist of finite-lived intangible assets and property and equipment, are assessed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the estimated undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value. The cash flow estimates used to determine the impairment, if any, contain management's best estimates using appropriate assumptions and projections at that time. At December 31, 2016 and 2015, finite-lived intangibles and long-lived assets were $1.3 million and $1.7 million, respectively. We did not record any impairment charges related to our long-lived assets during 2016 or 2015.

Income Taxes

Deferred tax assets are analyzed to determine if there will be sufficient taxable income in the future in order to realize such assets. We assess all of the positive and negative evidence concerning the realizability of the deferred tax assets, including our historical results of operations for the recent past and our projections of future results of operations, in which we make subjective determinations of future events. If, after assessing all of the evidence, both positive and negative, a determination is made that the realizability of the deferred tax assets is not more likely than not, we establish a deferred tax valuation allowance for all or a portion of the deferred tax assets depending upon the specific facts. If any of the significant assumptions were changed, materially different results could occur, which could significantly change the amount of the deferred tax valuation allowance established. As of December 31, 2016 and 2015, we had a net deferred tax asset of $1.1 million and $1.2 million, respectively, and a deferred tax valuation allowance of $0 and $15,000, respectively.

Off -Balance Sheet Arrangements

There were no off-balance sheet arrangements during the year ended December 31, 2016 that have or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
inTEST Corporation

We have audited the accompanying consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings, stockholders' equity, and cash flows for the years then ended. Our audits also included the financial statement schedule of inTEST Corporation listed in Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of inTEST Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Blue Bell, Pennsylvania
March 27, 2017

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

inTEST Corporation

We have audited the accompanying consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive earnings, stockholders' equity, and cash flows for the years then ended. Our audits also included the financial statement schedule of inTEST Corporation listed in Item 15(a). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of inTEST Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 27, 2017, except for Note 15, as to which the date is November 14, 2017

inTEST Corporation
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$28,611	$25,710
Trade accounts receivable, net of allowance for doubtful accounts of $146 and $146, respectively	5,377	4,395
Inventories	3,676	3,520
Prepaid expenses and other current assets	342	639
Total current assets	38,006	34,264
Property and equipment:
Machinery and equipment	4,383	4,377
Leasehold improvements	603	603
Gross property and equipment	4,986	4,980
Less: accumulated depreciation	(4,042)	(3,868)
Net property and equipment	944	1,112
Deferred tax assets	1,110	1,245
Goodwill	1,706	1,706
Intangible assets, net	875	1,104
Restricted certificates of deposit	175	350
Other assets	28	203
Total assets	$42,844	$39,984

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,368	$909
Accrued wages and benefits	1,588	1,466
Accrued rent	572	657
Accrued professional fees	419	363
Accrued sales commissions	287	297
Domestic and foreign income taxes payable	575	26
Other current liabilities	247	341
Total current liabilities	5,056	4,059

Commitments and Contingencies (Notes 9 and 11)

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 10,394,018 and 10,549,423 shares issued, respectively	104	105
Addtional paid-in capital	25,578	26,286
Retained earnings	11,671	9,013
Accumulated other comprehensive earnings	639	725
Treasury stock, at cost; 33,077 and 33,077 shares, respectively	(204)	(204)
Total stockholders' equity	37,788	35,925
Total liabilities and stockholders' equity	$42,844	$39,984

See accompanying Notes to Consolidated Financial Statements.

inTEST Corporation
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Years Ended December 31,
	2016	2015
Net revenues	$40,227	$38,889
Cost of revenues	19,849	20,191
Gross margin	20,378	18,698
Operating expenses:
Selling expense	5,567	5,797
Engineering and product development expense	3,660	3,935
General and administrative expense	7,005	6,404

Total operating expenses	16,232	16,136
Operating income	4,146	2,562
Other income	61	21
Earnings before income tax expense	4,207	2,583
Income tax expense	1,549	722
Net earnings	$2,658	$1,861

Net earnings per common share - basic	$0.26	$0.18

Weighted average common shares outstanding - basic	10,313,747	10,473,210

Net earnings per common share - diluted	$0.26	$0.18

Weighted average common shares and common share equivalents outstanding - diluted	10,332,920	10,493,830

See accompanying Notes to Consolidated Financial Statements.

inTEST Corporation
Consolidated Statements of Comprehensive Earnings
(In thousands)

	Years Ended December 31,
	2016	2015

Net earnings	$2,658	$1,861

Foreign currency translation adjustments	(86)	(268)

Comprehensive earnings	$2,572	$1,593

See accompanying Notes to Consolidated Financial Statements.

inTEST Corporation
Consolidated Statements of Stockholders' Equity
(In thousands, except share data)

					Accumulated
			Additional		Other		Total
	Common Stock		paid-in	Retained	Comprehensive	Treasury	Stockholders'
	Shares	Amount	capital	Earnings	Earnings	Stock	Equity

Balance, January 1, 2015	10,595,755	$106	$26,321	$7,152	$993	$(204)	$34,368

Net earnings	-	-	-	1,861	-	-	1,861
Other comprehensive loss	-	-	-	-	(268)	-	(268)
Amortization of deferred compensation related to stock-based awards	-	-	119	-	-	-	119
Forfeiture of unvested shares of restricted stock	(5,000)	-	-	-	-	-	-
Repurchase and retirement of common stock	(41,332)	(1)	(154)				(155)

Balance, December 31, 2015	10,549,423	105	26,286	9,013	725	(204)	35,925

Net earnings	-	-	-	2,658	-	-	2,658
Other comprehensive loss	-	-	-	-	(86)	-	(86)
Amortization of deferred compensation related to stock-based awards	-	-	269	-	-	-	269
Issuance of unvested shares of restricted stock	86,400	1	(1)	-	-	-	-
Repurchase and retirement of common stock	(241,805)	(2)	(976)				(978)

Balance, December 31, 2016	10,394,018	$104	$25,578	$11,671	$639	$(204)	$37,788

See accompanying Notes to Consolidated Financial Statements.

inTEST Corporation
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$2,658	$1,861
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	599	754
Provision for excess and obsolete inventory	226	342
Foreign exchange loss	16	33
Amortization of deferred compensation related to stock-based awards	269	119
Loss on sale of property and equipment	-	15
Proceeds from sale of demonstration equipment, net of gain	129	214
Deferred income tax expense	135	168
Changes in assets and liabilities:
Trade accounts receivable	(1,009)	570
Inventories	(384)	(113)
Prepaid expenses and other current assets	295	(174)
Restricted certificates of deposit	175	-
Other assets	178	(15)
Accounts payable	459	(324)
Accrued wages and benefits	126	(36)
Accrued rent	(85)	42
Accrued professional fees	57	(25)
Accrued sales commissions	(10)	(31)
Domestic and foreign income taxes payable	549	4
Other current liabilities	(95)	94

Net cash provided by operating activities	4,288	3,498

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(339)	(599)

Net cash used in investing activities	(339)	(599)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(978)	(155)

Net cash used in financing activities	(978)	(155)

Effects of exchange rates on cash	(70)	(160)

Net cash provided by all activities	2,901	2,584
Cash and cash equivalents at beginning of period	25,710	23,126
Cash and cash equivalents at end of period	$28,611	$25,710

Cash payments for:
Domestic and foreign income taxes	$635	$792

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of unvested shares of restricted stock	$369	$-
Forfeiture of unvested shares of restricted stock	-	(20)

See accompanying Notes to Consolidated Financial Statements.

inTEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share and per share data)

(1)   NATURE OF OPERATIONS

We are an independent designer, manufacturer and marketer of thermal, mechanical and electrical products that are primarily used by semiconductor manufacturers in conjunction with automatic test equipment ("ATE") in the testing of integrated circuits ("ICs" or "semiconductors"). We also market our thermal products in markets outside the ATE market, such as the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets.

The consolidated entity is comprised of inTEST Corporation (parent) and our wholly-owned subsidiaries. We manufacture our products in the U.S. Marketing and support activities are conducted worldwide from our facilities in the U.S., Germany and Singapore.

During 2016, we were in the process of reorganizing our business from three product segments (Thermal Products, Mechanical Products and Electrical Products) into two product segments (Thermal Solutions ("Thermal") and Electromechanical Semiconductor Products ("EMS")). Certain operational changes undertaken in the first quarter of 2016 in connection with this reorganization are discussed further in Note 3. This reorganization was substantially complete as of December 31, 2016. However, throughout 2016, our management continued to review certain aspects of our business on the basis of three product segments. Accordingly, the disclosures in our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the Securities and Exchange Commission on March 27, 2017 (the "2016 Form 10-K") were presented on the basis of three reportable segments. Effective January 1, 2017, as a result of the completion of this reorganization, we determined that we have two reportable segments, which are also our reporting units. Accordingly, the segment information presented in these consolidated footnotes has been reclassified to reflect the changes to our reportable segments.

The semiconductor market in which we operate is characterized by rapid technological change, competitive pricing pressures and cyclical as well as seasonal market patterns. This market is subject to significant economic downturns at various times. Our financial results are affected by a wide variety of factors, including, but not limited to, general economic conditions worldwide and in the markets in which we operate, economic conditions specific to the semiconductor market and the other markets we serve, our ability to safeguard patented technology and intellectual property in a rapidly evolving market, downward pricing pressures from customers, and our reliance on a relatively few number of customers for a significant portion of our sales. In addition, we are exposed to the risk of obsolescence of our inventory depending on the mix of future business and technological changes within the markets that we serve. In January 2016, we implemented a workforce reduction, as discussed further in Note 3, which was a key element in restructuring our manufacturing operation in Mt. Laurel, New Jersey which is a part of our EMS segment, with the goal of returning this operation to profitability. These efforts were substantially completed during 2016 and we did not incur any further significant costs associated with these efforts. We also continue to implement an acquisition strategy that may cause us to incur substantial expense in reviewing and evaluating potential transactions. We may or may not be successful in locating suitable businesses to acquire. In addition, if we are able to complete an acquisition, we may not be able to successfully integrate the acquired business with our existing business and we may not be able to operate the acquired business profitably. As a result of these or other factors, we may experience significant period-to-period fluctuations in future operating results.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain of our accounts, including inventories, long-lived assets, goodwill, identifiable intangibles and deferred tax assets and liabilities including related valuation allowances, are particularly impacted by estimates.

Reclassification

Certain prior year amounts have been reclassified to be comparable with the current year's presentation.

Cash and Cash Equivalents

Short-term investments that have maturities of three months or less when purchased are considered to be cash equivalents and are carried at cost, which approximates market value. Our cash balances, which are deposited with highly reputable financial institutions, at times may exceed the federally insured limits. We have not experienced any losses related to these cash balances and believe the credit risk to be minimal.

Trade Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. We grant credit to customers and generally require no collateral. To minimize our risk, we perform ongoing credit evaluations of our customers' financial condition. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and the aging of such receivables, among other factors. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance sheet credit exposure related to our customers. There was no bad debt expense recorded in either of the years ended December 31, 2016 or 2015. Cash flows from accounts receivable are recorded in operating cash flows.

Fair Value of Financial Instruments

Our financial instruments, principally accounts receivable and accounts payable, are carried at cost which approximates fair value, due to the short maturities of the accounts.

Inventories

Inventories are valued at cost on a first-in, first-out basis, not in excess of market value. Cash flows from the sale of inventories are recorded in operating cash flows. On a quarterly basis, we review our inventories and record excess and obsolete inventory charges based upon our established objective excess and obsolete inventory criteria. These criteria identify material that has not been used in a work order during the prior twelve months and the quantity of material on hand that is greater than the average annual usage of that material over the prior three years. In certain cases, additional excess and obsolete inventory charges are recorded based upon current market conditions, anticipated product life cycles, new product introductions and expected future use of the inventory. The excess and obsolete inventory charges we record establish a new cost basis for the related inventories. We incurred excess and obsolete inventory charges of $226 and $342 for the years ended December 31, 2016 and 2015, respectively.

Property and Equipment

Machinery and equipment are stated at cost. As further discussed below under "Goodwill, Intangible and Long-Lived Assets," machinery and equipment that has been determined to be impaired is written down to its fair value at the time of the impairment. Depreciation is based upon the estimated useful life of the assets using the straight-line method. The estimated useful lives range from one to ten years. Leasehold improvements are recorded at cost and amortized over the shorter of the lease term or the estimated useful life of the asset. Total depreciation expense was $370 and $465 for the years ended December 31, 2016 and 2015, respectively.

Goodwill, Intangible and Long-Lived Assets

We account for goodwill and intangible assets in accordance with Accounting Standards Codification ("ASC") 350 (Intangibles - Goodwill and Other). Finite-lived intangible assets are amortized over their estimated useful economic life and are carried at cost less accumulated amortization. Goodwill is assessed for impairment annually in the fourth quarter on a reporting unit basis, or more frequently when events and circumstances occur indicating that the recorded goodwill may be impaired. As a part of the goodwill impairment assessment, we have the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. If we determine this is the case, we are required to perform a two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized. The two-step test is discussed below. If we determine that it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amounts, the two-step goodwill impairment test is not required. If we determine it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a result of our qualitative assessment, we will perform a quantitative two-step goodwill impairment test. In the Step I test, the fair value of a reporting unit is computed and compared with its book value. If the book value of a reporting unit exceeds its fair value, a Step II test is performed in which the implied fair value of goodwill is compared with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recorded in an amount equal to that excess. The two-step goodwill impairment assessment is based upon a combination of the income approach, which estimates the fair value of our reporting units based upon a discounted cash flow approach, and the market approach which estimates the fair value of our reporting units based upon comparable market multiples. This fair value is then reconciled to our market capitalization at year end with an appropriate control premium. The determination of the fair value of our reporting units requires management to make significant estimates and assumptions including the selection of appropriate peer group companies, control premiums, discount rate, terminal growth rates, forecasts of revenue and expense growth rates, income tax rates, changes in working capital, depreciation, amortization and capital expenditures. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit or the amount of the goodwill impairment charge.

Indefinite-lived intangible assets are assessed for impairment annually in the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. As a part of the impairment assessment, we have the option to perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If, as a result of our qualitative assessment, we determine that it is more-likely-than-not that the fair value of the indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The quantitative impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Long-lived assets, which consist of finite-lived intangible assets and property and equipment, are assessed for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the estimated undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value. The cash flow estimates used to determine the impairment, if any, contain management's best estimates using appropriate assumptions and projections at that time.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC Topic 718 (Compensation - Stock Compensation) which requires that employee share-based equity awards be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value, which is then amortized to expense over the service periods. See further disclosures related to our stock-based compensation plans in Note 12.

Subsequent Events

We have made an assessment of our operations and determined that there were no material subsequent events requiring adjustment to, or disclosure in, our consolidated financial statements for the year ended December 31, 2016.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable, and collection of the related receivable is reasonably assured. Sales of our products are made through our sales employees, third-party sales representatives and distributors. There are no differences in revenue recognition policies based on the sales channel. We do not provide our customers with rights of return or exchanges. Revenue is generally recognized upon product shipment. Our customers' purchase orders do not typically contain any customer-specific acceptance criteria, other than that the product performs within the agreed upon specifications. We test all products manufactured as part of our quality assurance process to determine that they comply with specifications prior to shipment to a customer. To the extent that any customer purchase order contains customer-specific acceptance criteria, revenue recognition is deferred until customer acceptance.

In addition, in our Thermal Products segment, we lease certain of our equipment to customers under non-cancellable operating leases. These leases generally have an initial term of six months. We recognize revenue for these leases on a straight-line basis over the term of the lease.

With respect to sales tax collected from customers and remitted to governmental authorities, we use a net presentation in our consolidated statement of operations. As a result, there are no amounts included in either our net revenues or cost of revenues related to sales tax.

Product Warranties

We generally provide product warranties and record estimated warranty expense at the time of sale based upon historical claims experience. Warranty expense is included in selling expense in the consolidated financial statements.

Engineering and Product Development

Engineering and product development costs, which consist primarily of the salary and related benefits costs of our technical staff, as well as the cost of materials used in product development, are expensed as incurred.

Foreign Currency

For our foreign subsidiary whose functional currency is not the U.S. dollar, assets and liabilities are translated using the exchange rate in effect at the balance sheet date. The results of operations are translated using an average exchange rate for the period. The effects of rate fluctuations in translating assets and liabilities of these international operations into U.S. dollars are included in accumulated other comprehensive earnings in stockholders' equity. Transaction gains or losses are included in net earnings. For the years ended December 31, 2016 and 2015, foreign currency transaction losses were $16 and $33, respectively.

Income Taxes

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

Net Earnings Per Common Share

Net earnings per common share - basic is computed by dividing net earnings by the weighted average number of common shares outstanding during each period. Net earnings per common share - diluted is computed by dividing net earnings by the weighted average number of common shares and common share equivalents outstanding during each period. Common share equivalents represent unvested shares of restricted stock and stock options and are calculated using the treasury stock method. Common share equivalents are excluded from the calculation if their effect is anti-dilutive.

The table below sets forth, for the periods indicated, a reconciliation of weighted average common shares outstanding - basic to weighted average common shares and common share equivalents outstanding - diluted and the average number of potentially dilutive securities that were excluded from the calculation of diluted earnings per share because their effect was anti-dilutive:

	Years Ended December 31,
	2016	2015

Weighted average common shares outstanding - basic	10,313,747	10,473,210
Potentially dilutive securities:
Unvested shares of restricted stock and employee stock options	19,173	20,620
Weighted average common shares outstanding - diluted	10,332,920	10,493,830
Average number of potentially dilutive securities excluded from calculation	18,658	-

Effect of Recently Adopted Amendments to Authoritative Accounting Guidance

In November 2015, the Financial Accounting Standards Board (the "FASB") issued amendments to update the current guidance on the balance sheet classification of deferred taxes which is presented in ASC Topic 740 (Income Taxes). The purpose of the amendments is to simplify the presentation of deferred tax assets. This guidance requires deferred tax assets and liabilities, along with related valuation allowances, to be classified as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The new guidance does not change the existing requirement that prohibits offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another jurisdiction. The amendments are effective for us as of January 1, 2017. Early application is permitted. We elected early application of this guidance effective January 1, 2016. The implementation of these amendments did not have a material impact on our consolidated financial statements. Prior year amounts have been reclassified to be consistent with the current year presentation.

Effect of Recently Issued Amendments to Authoritative Accounting Guidance

In January 2017, the FASB issued amendments to the guidance on accounting for goodwill impairment. The amendments simplify the accounting for goodwill impairment by removing Step II of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amendments, a goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments will be applied prospectively and are effective for us as of January 1, 2020, with early application permitted beginning January 1, 2017. We do not expect the implementation of the amendments to have a material impact on our consolidated financial statements.

In January 2017, the FASB issued amendments to clarify the current guidance on the definition of a business. The objective of the amendments is to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments are effective for us as of January 1, 2018 with early application permitted. We do not expect the implementation of these amendments to have a material impact on our consolidated financial statements.

In November 2016, the FASB issued amendments to the guidance on presentation of restricted cash within the statement of cash flows. The amendments require that restricted cash be included within cash and cash equivalents on the statement of cash flows. The amendments are effective for us as of January 1, 2018, and are to be applied retrospectively. Early application is permitted. We do not expect the implementation of these amendments to have a material impact on our consolidated financial statements.

In March 2016, the FASB issued amendments to the current guidance on accounting for stock-based compensation issued to employees which is contained in ASC Topic 718 (Compensation - Stock Compensation). The new guidance simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments are effective for us as of January 1, 2017. Early application is permitted. We do not expect the implementation of these amendments to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued amendments to the current guidance on accounting for lease transactions, which is presented in ASC Topic 842 (Leases). The intent of the updated guidance is to increase transparency and comparability among organizations by requiring lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by leases and to disclose key information about leasing arrangements. Under the new guidance, a lessee will be required to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The amendments are effective for us as of January 1, 2019. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of the implementation of these amendments on our consolidated financial statements.

In July 2015, the FASB issued amendments to update the current guidance on the subsequent measurement of inventory, which is presented in ASC Topic 330 (Inventory). The purpose of the amendments is to simplify the subsequent measurement of inventory and reduce the number of potential outcomes. It applies to all inventory other than inventory measured using last-in, first-out or the retail inventory method. Current guidance requires an entity to measure inventory at the lower of cost or market. Market could be replacement cost, net realizable value, or net realizable value less a normal profit margin. The updated guidance amends this to require that an entity measure inventory within the scope of the updated guidance at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments are effective for us as of January 1, 2017. We do not expect the implementation of these amendments to have a material impact on our consolidated financial statements.

In May 2014, the FASB issued new guidance on the recognition of revenue from contracts with customers. Subsequent to May, 2014, the FASB has issued additional clarifying guidance on certain aspects of this new guidance. This guidance is presented in ASC Topic 606 (Revenue from Contracts with Customers). This new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. Companies can use either the retrospective or cumulative effect transition method. In August 2015, the FASB deferred the effective date of this new guidance for one additional year. As a result, this new guidance is effective for us as of January 1, 2018. Early application is only permitted as of the prior effective date, which in our case would be as of January 1, 2017. We currently plan to implement this new guidance on January 1, 2018 with a cumulative adjustment to retained earnings as opposed to retrospectively adjusting prior periods. During the fourth quarter of 2016, we completed a preliminary review of all our revenue streams to identify any differences in timing, measurement or presentation of revenue recognition. Our implementation process is ongoing; however, based on the results of our assessment to date, we currently do not expect the implementation of this new guidance to have a significant impact on the timing or amount of revenue we recognize in any given period in comparison to the amount recognized under current guidance.

(3)   RESTRUCTURING CHARGES

In recent years, our manufacturing operation in Mt. Laurel, New Jersey, which is a part of our EMS segment, has experienced significant operating losses. We have undertaken actions at various times over the last few years to address these losses. On January 4, 2016, we implemented a workforce reduction which resulted in our recording a restructuring charge of $99 in the first quarter of 2016, which is included in general and administrative expense in our statements of operations. This entire amount was paid out in the first quarter of 2016.

(4)   GOODWILL, INTANGIBLE AND LONG-LIVED ASSETS

Goodwill and intangible assets on our balance sheets are the result of our acquisitions of Sigma Systems Corp. ("Sigma") in October 2008 and Thermonics, Inc. ("Thermonics") in January 2012.

Goodwill

All of our goodwill is allocated to our Thermal segment. There were no changes in the amount of the carrying value of goodwill for the year ended December 31, 2016.

Intangible Assets

The following table provides further detail about our intangible assets as of December 31, 2016 and 2015:

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Customer relationships	$1,480	$1,328	$152
Patented technology	590	424	166
Software	270	223	47
Trade name	140	140	-
Total finite-lived intangible assets	2,480	2,115	365
Indefinite-lived intangible assets:
Sigma trademark	510	-	510
Total intangible assets	$2,990	$2,115	$875

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Customer relationships	$1,480	$1,166	$314
Patented technology	590	386	204
Software	270	196	74
Trade name	140	138	2
Total finite-lived intangible assets	2,480	1,886	594
Indefinite-lived intangible assets:
Sigma trademark	510	-	510
Total intangible assets	$2,990	$1,886	$1,104

We generally amortize our finite-lived intangible assets over their estimated useful lives on a straight-line basis, unless an alternate amortization method can be reliably determined. Any such alternate amortization method would be based on the pattern in which the economic benefits of the intangible asset are expected to be consumed. None of our finite-lived assets have any residual value. The following table provides further information about the estimated useful lives of our finite-lived intangible assets as of December 31, 2016:

	Estimated Useful Life	Remaining Estimated Useful Life at Dec. 31, 2016
	- - - - (in months) - - - -
Finite-lived intangible assets resulting from the acquisition of Sigma:
Customer relationships	72	-
Software	120	21.0
Patented technology	60	-
Finite-lived intangible assets resulting from the acquisition of Thermonics:
Customer relationships	72	12.5
Trade name	48	-
Patented technology	132	72.5

Total amortization expense for the years ended December 31, 2016 and 2015 was $229 and $289, respectively. The following table sets forth the estimated annual amortization expense for our finite-lived intangible assets for each of the next five years:

2017	$212
2018	65
2019	39
2020	30
2021	15

Impairment of Goodwill and Indefinite Life Intangible Assets

During December 2016 and 2015, we assessed our goodwill and indefinite life intangible asset for impairment in accordance with the requirements of ASC Topic 350 (Intangibles - Goodwill and Other). Our goodwill impairment assessment is based upon a combination of the income approach, which estimates the fair value of our reporting units based upon a discounted cash flow approach, and the market approach which estimates the fair value of our reporting units based upon comparable market multiples. This fair value is then reconciled to our market capitalization at year end with an appropriate control premium. The discount rates used in 2016 and 2015 for the discounted cash flows were 18.5% and 20.0%, respectively. The selection of these rates was based upon our analysis of market based estimates of capital costs and discount rates. The peer companies used in the market approach operate in our market segment. The determination of the fair value of our reporting units requires management to make significant estimates and assumptions including the selection of appropriate peer group companies, control premiums, discount rate, terminal growth rates, forecasts of revenue and expense growth rates, income tax rates, changes in working capital, depreciation, amortization and capital expenditures. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit or the amount of the goodwill impairment charge.

During the goodwill impairment assessment in both 2016 and 2015, we performed a Step I test to identify potential impairment, in which the fair value of the Thermal Products reporting unit was compared with its book value. This assessment indicated no impairment existed as the fair value of this reporting unit was determined to exceed its carrying value.

During the indefinite life intangible asset impairment assessment in both 2016 and 2015, we compared the fair value of our intangible asset with its carrying amount. This assessment indicated no impairment existed as the fair value of the intangible assets exceeded their carrying values in both 2016 and 2015.

Impairment of Long-Lived Assets and Finite-lived Intangible Assets

As previously noted, our long-lived assets consist of our finite-lived intangible assets and property and equipment. During December 2015, due to continued operating losses experienced by our manufacturing operation in Mt. Laurel, New Jersey, which is included in our EMS segment, we assessed the long-lived assets of this segment for impairment. Our assessment indicated that the property and equipment that is allocated to this segment was not impaired. During 2016, the operations of the manufacturing operation in Mt. Laurel, New Jersey were substantially restructured. However, as this operation still experienced an operating loss for 2016, we performed an assessment of the long-lived assets of our EMS segment for impairment during December 2016. Our assessment indicated that the property and equipment that is allocated to this segment was not impaired. During 2016 and 2015, we did not review our Thermal segment's long lived assets for impairment as there were no events or changes in business circumstances that would indicate an impairment might exist.

(5)   MAJOR CUSTOMERS

During the years ended December 31, 2016 and 2015, Hakuto Co. Ltd., one of our distributors, accounted for 13% and 12% of our consolidated net revenues, respectively. These revenues were generated by our Thermal segment. During the year ended December 31, 2016, Texas Instruments Incorporated accounted for 10% of our consolidated net revenues. While both of our operating segments sold products to this customer, these revenues were primarily generated by our EMS segment. During the years ended December 31, 2016 and 2015, no other customer accounted for 10% or more of our consolidated net revenues.

(6)   INVENTORIES

Inventories held at December 31 were comprised of the following:

	2016	2015
Raw materials	$2,695	$2,535
Work in process	728	295
Inventory consigned to others	81	119
Finished goods	172	571
Total inventories	$3,676	$3,520

(7)  OTHER CURRENT LIABILITIES

Other current liabilities at December 31 were comprised of the following:

	2016	2015
Accrued warranty	$125	$94
Deferred revenue and customer deposits	74	173
Other	48	74
Total other current liabilities	$247	$341

(8)   DEBT

Letters of Credit

We have issued letters of credit as the security deposits for certain of our domestic leases. These letters of credit are secured by pledged certificates of deposit which are classified as Restricted Certificates of Deposit on our balance sheets. The terms of our leases require us to renew these letters of credit at least 30 days prior to their expiration dates for successive terms of not less than one year until lease expiration. Our outstanding letters of credit at December 31, 2016 and 2015 consisted of the following:

		L/C	Lease	Letters of Credit Amount Outstanding
Facility	Original L/C Issue Date	Expiration Date	Expiration Date	Dec. 31 2016	Dec. 31, 2015
Mt. Laurel, NJ	3/29/2010	3/31/2018	4/30/2021	$125	$250
Mansfield, MA	10/27/2010	11/08/2017	8/31/2021	50	100
				$175	$350

(9)  COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

We lease our offices, warehouse facilities and certain equipment under non-cancellable operating leases which expire at various dates through 2021. Total rental expense for the years ended December 31, 2016 and 2015 was $1,241 and $1,351, respectively. Certain of our operating leases contain predetermined fixed escalations of minimum rentals and rent holidays during the original lease terms. Rent holidays are periods during which we have control of the leased facility but are not obligated to pay rent. For these leases, we recognize the related rental expense on a straight-line basis over the life of the lease, which includes any rent holiday, and record the difference between the amounts charged to operations and amounts paid as Accrued Rent on our balance sheet. In addition to the monthly rental payments due, most of our leases for our offices and warehouse facilities require us to pay our portion of the common area maintenance, property taxes and insurance charges incurred by the landlord for the facilities which we occupy. These amounts are not included in the minimum rental commitments disclosed below as they are based on actual charges incurred in the periods to which they apply.

The aggregate minimum rental commitments under the non-cancellable operating leases in effect at December 31, 2016 are as follows:

2017	$1,164
2018	1,224
2019	1,216
2020	1,172
2021	508
Total	$5,284

(10)  INCOME TAXES

We are subject to Federal and certain state income taxes. In addition, we are taxed in certain foreign countries. As of December 31, 2016 and 2015, there were no cumulative undistributed earnings of our foreign subsidiaries for which U.S. income taxes have not been provided.

Earnings before income taxes was as follows:

	Years Ended December 31,
	2016	2015
Domestic	$3,345	$1,868
Foreign	862	715
Total	$4,207	$2,583

Income tax expense (benefit) was as follows:

	Years Ended December 31,
	2016	2015
Current
Domestic -- Federal	$1,295	$523
Domestic -- state	74	45
Foreign	45	(14)
Total	$1,414	$554
Deferred
Domestic -- Federal	$(39)	$12
Domestic -- state	10	(9)
Foreign	164	165
Total	135	168
Income tax expense	$1,549	$722

Deferred income taxes reflect the net tax effect of net operating loss and credit carryforwards as well as temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of our deferred tax assets and liabilities as of December 31, 2016 and 2015:

	December 31,
Deferred tax assets:	2016	2015
Depreciation of property and equipment	$580	$580
Intangibles	311	279
Inventories	182	186
Accrued vacation pay and stock-based compensation	161	151
Net operating loss ("NOL") (state and foreign)	71	264
Allowance for doubtful accounts	55	55
Acquisition costs	28	31
Accrued warranty	9	5
Other	7	13
Total	1,404	1,564
Valuation allowance	-	(15)
Deferred tax assets	1,404	1,549
Deferred tax liabilities:
Net intangible assets	(212)	(222)
Unremitted earnings of foreign subsidiaries	(82)	(82)
Deferred tax liabilities	(294)	(304)
Net deferred tax assets	$1,110	$1,245

The net change in the valuation allowance for the years ended December 31, 2016 and 2015 were decreases of $15 and $85, respectively. In assessing the ability to realize the deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the total deferred tax assets, we will need to generate future taxable income prior to the expiration of net operating loss and credit carryforwards which expire in various years through 2036.

An analysis of the effective tax rate for the years ended December 31, 2016 and 2015 and a reconciliation from the expected statutory rate of 34% is as follows:

	Years Ended December 31,
	2016	2015
Expected income tax provision at U.S. statutory rate	$1,430	$878
Increase (decrease) in tax from:
Foreign income tax rate differences	(258)	(64)
Current year tax credits (foreign and research)	(140)	(207)
Domestic production activities deduction	(112)	(68)
Changes in valuation allowance	(15)	(85)
Deemed dividend from foreign subsidiaries	396	151
NOL carryforwards utilized	180	99
Domestic tax expense, net of Federal benefit	55	33
Nondeductible expenses	14	15
Other	(1)	(30)
Income tax expense	$1,549	$722

In accounting for income taxes, we follow the guidance in ASC Topic 740 (Income Taxes) regarding the recognition and measurement of uncertain tax positions in our financial statements. Recognition involves a determination of whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information. Our policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of December 31, 2016 and 2015, we did not have an accrual for uncertain tax positions.

We file U.S. income tax returns and multiple state and foreign income tax returns. With few exceptions, the U.S. and state income tax returns filed for the tax years ending on December 31, 2013 and thereafter are subject to examination by the relevant taxing authorities. During the first quarter of 2017, the U.S. taxing authority completed an examination of our federal income tax return for the year ended December 31, 2014 and there were no changes to the tax return as originally filed.

(11)  LEGAL PROCEEDINGS

From time to time we may be a party to legal proceedings occurring in the ordinary course of business. We are not currently involved in any legal proceedings the resolution of which we believe could have a material effect on our business, financial position, results of operations or long-term liquidity.

(12)  STOCK-BASED COMPENSATION PLAN

As of December 31, 2016, we have unvested restricted stock awards and stock options outstanding which were granted under the inTEST Corporation 2007 Stock Plan (the "2007 Stock Plan") and the inTEST Corporation 2014 Stock Plan (the "2014 Stock Plan"). The 2007 Stock Plan was approved at our annual meeting of stockholders held on June 13, 2007 and permits the granting of stock options or restricted stock for up to 500,000 shares of our common stock to officers, other key employees and consultants. As of December 31, 2016, there were no remaining shares available to grant under the 2007 Stock Plan. The 2014 Stock Plan was approved at our annual meeting of stockholders held on June 25, 2014 and permits the granting of stock options, restricted stock, stock appreciation rights or restricted stock units for up to 500,000 shares of our common stock to directors, officers, other key employees and consultants. As of December 31, 2016, there were 456,300 shares available to grant under the 2014 Stock Plan.

Our unvested restricted stock awards and stock options are accounted for based on their grant date fair value. As of December 31, 2016, total compensation expense to be recognized in future periods was $316. The weighted average period over which this expense is expected to be recognized is 2.5 years.

The following table summarizes the compensation expense we recorded during 2016 and 2015, related to unvested shares of restricted stock and stock options.

	Years Ended December 31,
	2016	2015
Cost of revenues	$10	$10
Selling expense	6	5
Engineering and product development expense	11	10
General and administrative expense	242	94
	$269	$119

There was no compensation expense capitalized in 2016 or 2015.

Stock Options

We record compensation expense for stock options based on the fair market value of the options as of the grant date. No option may be granted with an exercise period in excess of ten years from the date of grant. Generally, stock options will be granted with an exercise price equal to the fair market value of our stock on the date of grant and will vest over four years.

No stock options were granted during 2015. The fair value for stock options granted during 2016 was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.30%
Dividend yield	0.00%
Expected common stock market price volatility factor	.40
Weighted average expected life of stock options (years)	4

The per share weighted average fair value of stock options issued during 2016 was $1.43.

The following table summarizes the activity related to stock options for the year ended December 31, 2016:

	Number of Shares	Weighted Average Exercise Price
Options outstanding, January 1, 2016	-	$-
Granted	19,800	4.37
Exercised	-	-
Canceled	-	-
Options outstanding, December 31, 2016 (none exercisable)	19,800	4.37

Restricted Stock Awards

We record compensation expense for restricted stock awards (unvested shares) based on the quoted market price of our stock at the grant date and amortize the expense over the vesting period. Restricted stock awards generally vest over four years.

The following table summarizes the activity related to unvested shares for the two years ended December 31, 2016:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested shares outstanding, January 1, 2015	101,875	$3.66
Granted	-	-
Vested	(33,125)	3.65
Forfeited	(5,000)	3.97
Unvested shares outstanding, December 31, 2015	63,750	3.64
Granted	86,400	4.27
Vested	(53,125)	3.94
Forfeited	-	-
Unvested shares outstanding, December 31, 2016	97,025	4.04

The total fair value of the shares that vested during the years ended December 31, 2016 and 2015 was $208 and $138, respectively, as of the vesting dates of these shares.

(13)  STOCK REPURCHASE PLAN

On October 27, 2015, our Board of Directors authorized the repurchase of up to $5,000 of our common stock from time to time on the open market, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, or in privately negotiated transactions (the "2015 Repurchase Plan"). Repurchases may be made under a Rule 10b5-1 plan entered into with RW Baird & Co., which permits shares to be repurchased when we might otherwise be precluded from doing so under insider trading laws. The timing and amount of any shares repurchased under the 2015 Repurchase Plan is determined by our management, based on our evaluation of market conditions and other factors. The 2015 Repurchase Plan does not obligate us to repurchase any particular amount of common stock and may be suspended or discontinued at any time without prior notice. The 2015 Repurchase Plan is funded using our operating cash flow or available cash.

During 2016 and 2015, we repurchased 241,805 and 41,332 shares under the 2015 Repurchase Plan, respectively. The total cost to repurchase these shares, including fees paid to our broker, was $978 and $155, respectively. As of December 31, 2016, we had repurchased a total of 283,137 shares under the 2015 Repurchase Plan at a cost of $1,133, which included fees paid to our broker of $7. All of the repurchased shares were retired. The 2015 Repurchase Plan was suspended in May 2016 and resumed in September 2016.

(14)  EMPLOYEE BENEFIT PLANS

We have a defined contribution 401(k) plan for our employees who work in the U.S. (the "inTEST 401(k) Plan"). All permanent employees of inTEST Corporation, Temptronic Corporation and inTEST Silicon Valley Corporation who are at least 18 years of age are eligible to participate in the plan. We match employee contributions dollar for dollar up to 10% of the employee's annual compensation, with a maximum limit of $5. Employer contributions vest ratably over four years. Matching contributions are discretionary. For the years ended December 31, 2016 and 2015, we recorded $347 and $329 of expense for matching contributions, respectively.

(15)  SEGMENT INFORMATION

As discussed in Note 1, during 2016, we reorganized our business from three product segments (Thermal Products, Mechanical Products and Electrical Products) into two product segments (Thermal and EMS). As a result of the completion of this reorganization, we determined that we have two reportable segments. Accordingly, the segment information presented below has been reclassified to reflect the changes to our reportable segments and to be comparable to the presentation of this information that was implemented effective January 1, 2017.

Thermal includes the operations of Temptronic Corporation, Thermonics, Sigma, inTEST Thermal Solutions GmbH (Germany), and inTEST Pte, Limited (Singapore). Sales of this segment consist primarily of temperature management systems which we design, manufacture and market under our Temptronic, Thermonics and Sigma product lines. In addition, this segment provides post warranty service and support.

EMS includes the operations of our manufacturing facilities in Mt. Laurel, New Jersey and Fremont, California. Sales of this segment consist primarily of manipulator, docking hardware and tester interface products, which we design, manufacture and market.

We operate our business worldwide and sell our products both domestically and internationally. Both of our segments sell to semiconductor manufacturers, third-party test and assembly houses and ATE manufacturers. Our Thermal segment also sells into a variety of markets outside of the ATE market, including the automotive, consumer electronics, defense/aerospace, energy, industrial and telecommunications markets. Intercompany pricing between segments is either a multiple of cost for component parts or list price for finished goods.

	Years Ended December 31,
	2016	2015
Net revenues from unaffiliated customers:
Thermal	$24,033	$24,084
EMS	16,194	14,805
	$40,227	$38,889
Depreciation/amortization:
Thermal	$440	$581
EMS	159	173
	$599	$754
Operating income (loss):
Thermal	$4,210	$4,517
EMS	989	(1,229)
Corporate	(1,053)	(726)
	$4,146	$2,562
Earnings (loss) before income tax expense (benefit):
Thermal	$4,193	$4,479
EMS	1,021	(1,170)
Corporate	(1,007)	(726)
	$4,207	$2,583
Income tax expense (benefit):
Thermal	$1,544	$1,252
EMS	376	(327)
Corporate	(371)	(203)
	$1,549	$722
Net earnings (loss):
Thermal	$2,649	$3,227
EMS	645	(843)
Corporate	(636)	(523)
	$2,658	$1,861

	Years Ended December 31,
	2016	2015
Capital expenditures:
Thermal	$262	$389
EMS	77	210
	$339	$599

	December 31,
	2016	2015
Identifiable assets:
Thermal	$19,893	$16,983
EMS	22,951	23,001
	$42,844	$39,984

The following table provides information about our geographic areas of operation. Net revenues from unaffiliated customers are based on the location to which the goods are shipped.

	Years Ended December 31,
	2016	2015
Net revenues from unaffiliated customers:
U.S.	$13,061	$14,294
Foreign	27,166	24,595
	$40,227	$38,889

	December 31,
	2016	2015
Property and equipment:
U.S.	$691	$797
Foreign	253	315
	$944	$1,112

(16)  QUARTERLY CONSOLIDATED FINANCIAL DATA (Unaudited)

The following tables present certain unaudited consolidated quarterly financial information for each of the eight quarters ended December 31, 2016. In our opinion, this quarterly information has been prepared on the same basis as the consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information for the periods presented. The results of operations for any quarter are not necessarily indicative of results for the full year or for any future period.

Year-over-year quarterly comparisons of our results of operations may not be as meaningful as the sequential quarterly comparisons set forth below that tend to reflect the cyclical and seasonal activity of the semiconductor and ATE markets. Quarterly fluctuations in expenses are related directly to sales activity and volume and may also reflect the timing of operating expenses incurred throughout the year.

	Quarters Ended
	3/31/16	6/30/16	9/30/16	12/31/16	Total
Net revenues	$8,647	$10,485	$10,823	$10,272	$40,227
Gross margin	4,067	5,329	5,577	5,405	20,378
Earnings before income tax expense	124	749	1,721	1,613	4,207
Income tax expense	43	263	631	612	1,549
Net earnings	81	486	1,090	1,001	2,658

Net earnings per common share - basic	$0.01	$0.05	$0.11	$0.10	$0.26
Weighted average common shares outstanding - basic	10,390,002	10,295,836	10,295,447	10,273,702	10,313,747
Net earnings per common share - diluted	$0.01	$0.05	$0.11	$0.10	$0.26
Weighted average common shares outstanding - diluted	10,404,244	10,310,692	10,318,715	10,297,439	10,332,920

	Quarters Ended
	3/31/15	6/30/15	9/30/15	12/31/15	Total
Net revenues	$10,188	$11,559	$9,203	$7,939	$38,889
Gross margin	4,918	5,846	4,323	3,611	18,698
Earnings (loss) before income tax expense (benefit)	671	1,659	407	(154)	2,583
Income tax expense (benefit)	233	579	97	(187)	722
Net earnings	438	1,080	310	33	1,861

Net earnings per common share - basic	$0.04	$0.10	$0.03	$0.00	$0.18
Weighted average common shares outstanding - basic	10,465,414	10,471,888	10,473,928	10,481,612	10,473,210
Net earnings per common share - diluted	$0.04	$0.10	$0.03	$0.00	$0.18
Weighted average common shares outstanding - diluted	10,483,527	10,494,457	10,498,911	10,498,369	10,493,830